Exhibit 10.1

Eighth Amendment to the

First Amended and Restated Agreement

of Limited Partnership

of

SL Green Operating Limited Partnership, L.P.

This Amendment is made as of January 20, 2010 by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Limited Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Limited Partnership, dated as of August 20, 1997, as amended from time to time, (the “Partnership Agreement”) for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”), by action at a meeting on December 1, 2003 and by action of the Pricing Committee of the Board on December 3, 2003 pursuant to delegated authority, classified and designated 6,440,000 shares of Preferred Stock (as defined in the Articles of Incorporation of the Company (the “Charter”)) as 7.625% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) of the Company, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the First Articles Supplementary (as defined below);

WHEREAS, the Board filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland on December 10, 2003 (the “First Articles Supplementary”), establishing the Series C Preferred Stock, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the First Articles Supplementary;

WHEREAS, on December 12, 2003, the Company issued 6,300,000 shares of the Series C Preferred Stock;

WHEREAS, the Board filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland on January 19, 2010 (the “Subsequent Articles Supplementary”), reclassifying and designating 5,400,000 additional shares of the Company’s authorized but unissued shares of Series C Preferred Stock (the “Additional Shares”), with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as set forth in the Charter and the First Articles Supplementary, as supplemented by the Subsequent Articles Supplementary, which provides that dividends on the Additional Shares shall begin to accrue and be fully cumulative from January 15, 2010 and that the first dividend on the Additional Shares of Series C Preferred Stock shall be paid on April 15, 2010.

 WHEREAS, on January 20, 2010, the Company issued 5,400,000 shares of the Series C Preferred Stock;

WHEREAS, the Managing General Partner has determined that, in connection with the issuance of the Series C Preferred Stock, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units (as defined in the Partnership Agreement) having designations, preferences and other rights which are substantially the same as the economic rights of the Additional Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

In accordance with Section 4.02.A of the Partnership Agreement, in consideration of the Company’s contribution to the Partnership of the net proceeds following the issuance and sale of the Additional Shares by the Company, there shall be authorized, designated and issued to the Company an additional 5,400,000 Series C

Preferred Units, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter, and the Partnership Agreement, including but not limited to the Third Amendment. Dividends on the Series C Preferred Units shall begin to accrue and be fully cumulative from January 15, 2010 and the first dividend on such Series C Preferred Units shall be paid on April 15, 2010.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP., a Maryland corporation, as Managing General Partner of SL Green Operating Limited Partnership and on behalf of existing Limited Partners

By:	/s/Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President